Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	JCIR
239/263-5000; caroline@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP ENTERS INTO ASSET

EXCHANGE AGREEMENT WITH CBS RADIO

Beasley to Exchange Five Radio Stations in Philadelphia and Miami

for Fourteen Stations in Tampa, Charlotte and Philadelphia

Transaction Expected to be Accretive to Beasley’s Station Operating Income

NAPLES, Florida, October 2, 2014 – Beasley Broadcast Group, Inc. (NASDAQ: BBGI) (“Beasley” or “Beasley Broadcast”), a large- and mid-size market radio broadcaster announced today that it entered into an asset exchange agreement with CBS Radio, whereby Beasley will exchange five stations in Philadelphia and Miami for fourteen CBS Radio stations in Tampa-St. Petersburg, Charlotte and Philadelphia. Pursuant to the terms of the agreement, there is no cash consideration or other contingent consideration to be paid by either party beyond the asset exchange.

The planned asset exchange will substantially broaden and diversify Beasley’s local radio broadcasting platform and revenue base with fourteen new stations that are geographically complementary to the Company’s ongoing operations while also presenting financial and operating synergies with the Company’s ongoing station portfolio and digital operations. Beasley Broadcast Group expects the transaction to be accretive to its station operating income in the first eighteen months of ownership. Station operating income or “SOI,” a non-GAAP financial measure, consists of net revenue less station operating expenses.

The transaction is expected to close in the fourth quarter of 2014, subject to Federal Communications Commission approval, the expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions. Upon closing, the proposed transaction will increase Beasley’s portfolio of owned and operated stations to 53, including 33 FM and 20 AM stations, in twelve markets with approximately 7.7 million weekly listeners. Today, Beasley owns and operates 44 stations, including 28 FM and 16 AM stations, in eleven markets with approximately 7.1 million weekly listeners.

Commenting on the proposed transaction, George G. Beasley, Chairman and Chief Executive Officer, said, “Throughout Beasley Broadcast Group’s 53-year history, we have actively managed our station portfolio with the goal of serving the local communities where we operate, diversifying our operations, managing risk and improving financial results. The asset exchange agreement with CBS Radio addresses all of these strategic objectives as, upon completion, we will expand our station base by nine stations and add completed clusters in Tampa and Charlotte which complement our already strong mid-Atlantic presence. Furthermore, the transaction is also consistent with our long-term strategy to operate leading clusters in large- and mid-size markets.”

“From a financial standpoint, the asset exchange will allow us to meaningfully expand our operating and revenue base without incurring additional borrowings or using cash from operations. Based on our expectation that the transaction will lead to station operating income accretion in the first eighteen months after closing, we plan to further reduce the Company’s leverage ratio which is presently near its lowest level in over ten years. Overall, we believe this transaction represents a unique and innovative means for Beasley Broadcast Group to enhance shareholder value.”

Beasley Broadcast Stations to be Exchanged to CBS Radio
	Market*	Market Rank	Station
1	Philadelphia	8	WXTU-FM
2	Philadelphia	8	WRDW-FM
3	Miami	11	WPOW-FM
4	Miami	11	WKIS-FM
5	Miami	11	WQAM-AM

CBS Radio Stations to be Exchanged to Beasley Broadcast
	Market*	Market Rank	Station
1	Tampa-St. Petersburg	18	WLLD-FM
2	Tampa-St. Petersburg	18	WHFS-AM
3	Tampa-St. Petersburg	18	WQYK-FM
4	Tampa-St. Petersburg	18	WRBQ-FM
5	Tampa-St. Petersburg	18	WHFS-FM
6	Tampa-St. Petersburg	18	WYUU-FM
7	Charlotte	24	WBAV-FM
8	Charlotte	24	WBCN-AM
9	Charlotte	24	WFNZ-AM
10	Charlotte	24	WKQC-FM
11	Charlotte	24	WNKS-FM
12	Charlotte	24	WPEG-FM
13	Charlotte	24	WSOC-FM
14	Philadelphia	8	WIP-AM

*	The Miami DMA is defined as Miami-Ft. Lauderdale-Hollywood; the Philadelphia DMA is defined as Philadelphia; the Tampa-St. Petersburg DMA is defined as Tampa-St. Petersburg-Clearwater; the Charlotte DMA is defined as Charlotte-Gastonia-Rock Hill.

Mr. Beasley added, “Focusing on strong core programming and targeted localism is the cornerstone of Beasley’s operating philosophy, and it has proven vital to the Company’s ratings strength and success. While Beasley has operated in Philadelphia and Miami and understands the value of stations in those markets, as well as the revenue they generate, consolidation and ownership of the maximum amount of stations in each market has been a long-term and consistent goal for the Company. This transaction places us in the unique position of owning a full complement of FM stations in seven of the twelve markets in which we operate.”

He continued, “Dan Mason is a much respected radio broadcaster and I hold him, as does Beasley Broadcast, in the highest regard. The properties we are exchanging in Miami and Philadelphia have been cultivated by committed and talented radio professionals and they enjoy deep roots in their respective communities. We believe they will prove to be great additions to CBS Radio’s portfolio.”

“As we look forward to welcoming the CBS Radio stations to Beasley Broadcast, and to integrating two new markets into our portfolio, we will continue delivering quality programming, effective online marketing solutions and dedicated service to the local communities we serve. Once approved by the FCC, it is my opinion that this transaction will create a win-win opportunity for both CBS Radio and Beasley Broadcast Group.”

Michael J. Bergner of Bergner & Co. assisted Beasley Broadcast with this transaction.

About Beasley Broadcast Group:

Founded in 1961, Beasley Broadcast Group, Inc., www.bbgi.com, is a radio broadcasting company that owns and operates 44 stations (28 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also operates one station in the expanded AM band in Augusta, GA.

Pro-forma for the completion of the proposed CBS Radio asset exchange agreement Beasley will own and operate 53 stations (33 FM and 20 AM) in twelve markets.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2013. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: external economic forces that could have a material adverse impact on our advertising revenues and results of operations; our radio stations may not be able to compete effectively in their respective markets for advertising revenues; we may not remain competitive if we do not respond to changes in technology, standards and services that affect our industry; our substantial debt levels; and, the loss of key personnel. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of October 2, 2014, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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